Exhibit 99.1

Loan Agreement Between Baker Brothers Life Sciences, L.P., 667, L.P., and Baker Bros. Advisors LP

For value received, Baker Bros Advisors LP (the “Management Company”) promises to pay Baker Brothers Life Sciences, L.P., and 667, L.P., (collectively “The Funds”), the amounts set forth in Schedule A below, payable on the Due Date (as defined below) with interest payable through the Due Date at a rate of 2.75% annually.

The Funds are lending the Management Company these amounts so that Michael Goller, as agent of the Management Company, may acquire 7,000 DBV Technologies S.A. (“DBV”) Director’s Warrants at EUR 6.98 per warrant (the “Warrants”). The Warrants will be held at Banque Transatlantique and are exercisable for 1 ordinary share of DBV at an exercise price equal to EUR 69.75 (“Shares”). The resulting Shares received from any exercise of the Warrants will be deposited into Michael Goller’s brokerage account held at JPMorgan.

The “Due Date” shall be January 27, 2047, however, following the sale by Michael Goller of all of the Shares, the Due Date shall accelerate to the date that is 10 days after date of the last sale of Shares.

This Loan Agreement shall be construed in accordance with the laws of the State of New York.

Baker Bros. Advisors LP

By:	/s/ Scott L. Lessing

Scott Lessing

President

667, L.P.

By: Baker Bros. Advisors LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing

Scott Lessing

President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, , management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life Sciences, L.P., and not as the general partner.

By:	/s/ Scott L. Lessing

Scott Lessing

President

Schedule A

		Baker Brothers
Fund	667, L.P.	Life Sciences, L.P.	Total

Warrants	588	6412	7000
Loan	€4,104.24	€44,755.76	€48,860.00

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